EXHIBIT A

AGREEMENT

    In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that this Statement on Schedule 13D relating to the Common Stock, $0.001 par value, of Synageva BioPharma Corp, Inc. and suchother amendments as may be filed by them hereafter, are being filed with the Securities and Exchange Commission on behalf of each of them.

November 9, 2011

By:	/s/ Julian C. Baker
Julian C. Baker

By:	/s/ Felix J. Baker
Felix J. Baker